Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Amendment No. 1 to Form S-3 and related Prospectus of Patrick Industries, Inc. for the registration of 483,742 shares of its common stock and to the incorporation by reference therein of our report dated April 14, 2009, with respect to the consolidated financial statements of Patrick Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, MI

June 25, 2009